UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2009

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 22, 2009, we entered into a placement agency agreement with Wedbush Morgan Securities, Inc. and Ladenburg Thalmann & Co. Inc. relating to a proposed “registered direct” offering of up to 3,327,090 shares of our common stock at a price of $4.00 per share. Wedbush is acting as lead placement agent and Ladenburg is acting as co-placement agent for the offering. The placement agents will receive a placement fee equal to an aggregate of 5.0% of the gross proceeds from the sale of the shares in the offering. A copy of the placement agency agreement is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

In addition, on July 22, 2009, we and investors introduced to us by the placement agents and certain existing investors in our company entered into subscription agreements relating to the issuance and sale of an aggregate of 3,150,000 shares of our common stock at a purchase price of $4.00 per share with the anticipated net proceeds to us of approximately $11.8 million. The form of subscription agreement for the offering is attached hereto as Exhibit 10.14 and is incorporated herein by reference. The closing of the offering is subject to customary closing conditions and is expected to take place on July 28, 2009.

The shares are being offered pursuant to our registration statement on Form S-3 (Registration Statement No. 333-146422), as amended by our registration statement filed pursuant to Rule 462(b) (Registration Statement No. 333-160746), as declared effective by the Securities and Exchange Commission on October 11, 2007, and July 22, 2009, respectively. The opinion of Wyrick Robbins Yates & Ponton LLP regarding the shares to be issued is filed as Exhibit 5.1 to this report.

Item 8.01.	Other Events.

On July 23, 2009, we issued a press release announcing the proposed public offering described in Item 1.01 of this Current Report. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document
1.1	Placement Agency Agreement dated July 22, 2009 by and among the Company, Wedbush Morgan Securities, Inc. and Ladenburg Thalmann & Co. Inc.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP

10.14	Form of Subscription Agreement for the purchase of common stock of Chelsea Therapeutics International, Ltd.

99.1	Press release dated July 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Date: July 23, 2009	/s/ J. Nick Riehle
J. Nick Riehle, Chief Financial Officer